JOINT FILING AGREEMENT

The undersigned hereby agree that statements on Schedules 13G and/or 13D with respect to the shares of common stock of Mountains West Exploration, Inc. and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement may be included as an exhibit to such statements or amendments. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: As of November 27, 2007

Dated: November 27, 2007
/s/ William M. Lynes
William M. Lynes

TAPO Ventures LLC

Dated: November 27, 2007
/s/ William M. Lynes
	By:	William M. Lynes, Member